                                                                   EXHIBIT 10.16

September 25, 2000

Mr. David B. Wright
17299 Deer Park Road
Los Gatos, CA  95232

Dear Dave:

I am delighted to extend to you an offer of employment with Legato Systems, Inc. as our new President & Chief Executive Officer. In this capacity, you will have complete operating responsibility for the Company and all of its business operations. In this position, you will report to the Board of Directors and me, as Chairman of the Board. We will need to discuss a mutually agreeable start date. Other details of your offer are as follows:

Annual Base Salary - Your initial base salary will be $650,000, commencing as of your effective start date. You will be paid on a monthly basis and your paycheck will be automatically deposited in the bank of your choice.

Sign-On Bonus -You will be extended a $600,000 sign-on bonus to be paid within fifteen days of your effective start date, subject to all applicable taxes. Your sign-on bonus will not be treated as compensation for purposes of determining your annual incentive award. This award is intended to provide you funds to compensate you for your earned, but unpaid bonus at your current company, and provide you an amount to purchase your membership at La Rinconada.

Incentive Award - You will be eligible to participate in our management incentive plan, which provides for year-end incentive awards based on the success of Legato Systems, Inc. in meeting annual performance objectives. For your position, the targeted incentive opportunity is 100% of your salary ($650,000) and that maximum award is 200% ($1,300,000) of salary. Given the fact that you will forfeit the remainder of your 2000 bonus at your current company, this bonus will be guaranteed at the 100% rate, prorated for the percentage of the year you serve with the Company in 2000 (e.g., if you join on October 1, 2000, which equals 25% of the year, therefore a bonus of $150,000).

For 2001, performance objectives are yet to be established, but will most probably include revenue growth, profit and effective asset utilization.

Mr. David B. Wright
September 25, 2000


Equity Awards-

Stock Options/Initial and Subsequent Grants - It is our intention to tie your
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compensation program to the impact you have on overall shareholder return.  As such, you will receive one-time stock option grant, as of your effective start date, to purchase 2,000,000 share of Legato Systems, Inc. common stock. The option will be subject to terms and conditions substantially similar to those applicable to options granted under the Company's 1995 Stock Option/Stock Issuance Plan ("Option Plan"), as described in that Option Plan and the applicable stock option agreement The option will become exercisable for 25% of the options shares after 12 months of continuous service and the balance in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement. It is the company's practice to review each executive's option position on an annual basis. In doing this, we attempt to recognize our executives' contributions to corporate performance, reward individual performance and assure a meaningful equity interest. Accordingly, the Compensation Committee of Legato's Board of Directors will review your equity position every year, beginning in the spring of 2002, and when it deems appropriate, award you additional options to continue to align your interests with that of our shareholder base.

Restricted Stock - In lieu of your current compensation and equity situation,
----------------
you will receive a special restricted stock grant, as of your effective start date. This grant will be for 100,000 shares of Legato Systems, Inc. common stock with a purchase price equal to the par value of $0.01 per share. The shares will be subject to terms and conditions substantially similar to those applicable to shares granted under the Option Plan, as described in the Option Plan and the applicable stock issuance agreement. These shares will be set up in a record account in your name with Legato's Transfer Agent and Stock Registrar and will vest (become transferable) over a one year period. The vesting schedule will allow for transfer of 25,000 shares for every three months of your employment over this first year. You will be responsible for all applicable withholding taxes upon vesting of the shares. In addition, the restricted stock will vest in full in the event that your employment is terminated by the Company other than for "cause".

Furthermore, the Company will loan up to $500,000 collateralized against your restricted stock upon receipt of your full-recourse promissory note. Payment of principal and interest on this loan will begin at the end of one year. Once repayment has begun, you will have three years to complete the repayment schedule. Interest will be determined at a market rate at the time the loan is extended.

Vacation - In recognition of your prior work experience, you will be eligible for four weeks of paid vacation each year.

Special Severance - Should the Company terminate your employment without Cause (as defined below), you will be entitled to continuation of your base salary for up to 18 months or until you find suitable employment. Cause shall mean (a)
                                                        -----
your commission of a felony or other criminal act, (b) gross misconduct, (c) gross negligence in the performance of your duties to the Company, (d) commission of any act of fraud with respect to the Company, or (e) material breach of a proprietary information inventions agreement with the Company.

Mr. David B. Wright
September 25, 2000


No cash severance payment shall be payable pursuant to this offer letter unless you (i) have executed a general release (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (ii) have agreed not to prosecute any legal action or other proceeding based upon any of such claims.

Other Benefits - Legato has an excellent and comprehensive benefit package. Enclosed you will find a Benefit Summary outlining Legato's current programs. More detailed information on Legato's employee benefits package will be presented to you on your first day of employment. Please contact Jack Landers, Vice President of Human Resources, at (650) 210-7449 if you have any questions. In addition, you will receive Life Insurance Coverage in the face amount of $2,000,000 in term coverage and a $800 per month automobile allowance.

Change-of-Control - In the event of an Involuntary Termination of your employment or a material change in your responsibilities (e.g., you are no longer the Chief Executive of a stand-alone public company) within 18 months following a Corporate Transaction involving the Company (as such terms are defined in the Option Plan), the Company will provide you the following:

     -Immediate vesting for 100% of your unvested stock options, -Accelerated vesting for all of your restricted stock, -A one-time lump sum cash payment equal to your then annual base salary and your targeted bonus or prior year bonus, which ever amount is higher.

                                   * * * * *

Under the Immigration Reform Act all new employees are required to show proof of citizenship or right to work status. On the date you begin employment, you would need to bring (i) a certified copy of your birth certificate, and driver's license, or (ii) valid passport, or (iii) drivers license and original social security card, or (iv) equivalent documents acceptable to the Immigration and Naturalization Service.

Legato Systems requires that all new employees sign a Proprietary Information and Invention Agreement and the Competitive Product Review Agreement prior to any work being performed. A copy of the Proprietary Information and Inventions Agreement and Competitive Product Review Agreement is enclosed with this letter. By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties for the Company.

Legato Systems is an "at will" employer. This means that each employee is employed with the Company at his/her own will and the Company's will. The Company does not provide employees with contracts of employment, express or otherwise and the Company makes no representation as to the amount of time you can expect to be in its employ. Your employment with Legato will remain "at will" unless you receive an individualized written letter addressed to you and signed by a majority of the members of the Board of Directors of the Company.

Mr. David B. Wright
September 25, 2000


This letter reflects the entire agreement regarding the terms and conditions of your employment with Legato Systems, Inc. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. Also, this offer is contingent upon completion of full reference checks, which are currently underway.

Dave, we are enthusiastic about the background, experience and vision you bring to Legato Systems, Inc. The company is positioned well in our market to be exceedingly successful and I personally would like extend my warm invitation to lead the organization and be part of our family.

If you have any questions concerning the details of the appointment, please free to contact me.

Sincerely,

/s/ Louis C. Cole

Lou Cole
Chairman and Chief Executive Officer, Legato Systems, Inc.


/s/ David B. Wright                      9/27/00
-------------------------------         ----------
Agreed and Accepted                     Date
David B. Wright

                       AMENDMENT TO EMPLOYMENT AGREEMENT
                       --------------------------------

     This Amendment (the "Amendment") is entered into by David B. Wright ("Wright"), an individual, and Legato Systems, Inc., a Delaware corporation ("Legato" or "the Company"). The Effective Date of this Amendment shall be the latest date appearing next to the signatures set forth below.

     WHEREAS, Wright and the Company agreed to terms of Wright's employment with Legato in an offer letter dated September 25, 2000 ("the Employment Agreement"); and

     WHEREAS, Wright and the Company have discussed and agreed to amendments to that Employment Agreement;

     NOW THEREFORE, the Agreement is hereby amended by the following modifications:

                                 Equity Awards
                                 -------------

     The initial stock option granted to Wright to purchase 2,250,000 shares of the Company's common stock is clarified as follows:

     The Company's 1995 Stock Option/Stock Issuance Plan permits a maximum initial grant to an individual of 1,600,000 shares in any calendar year. Accordingly, options to purchase 1,600,000 shares of the Company's common stock were granted on November 10, 2000 at $9.75 per share. The remaining options to purchase 650,000 shares of the Company's common stock will be granted on January 2, 2001 at $9.75 per share.

     An option to purchase 2,000,000 shares of the Company's common stock will become vested and exercisable for 25% of the options shares after 12 months of continuous service and the balance in equal monthly installments over the next 36 months of continuous service. An additional option to purchase 250,000 shares of the Company's common stock will become vested and exercisable in equal monthly installments over Wright's first 12 months of continuous service. The specific terms of each of these option grants are set forth in stock option agreements separate from the Agreement referenced in this Amendment and separate from this Amendment.

     Further, Wright and the Company agree that the $500,000.00 loan provided for in the Employment Agreement will be secured by a deed of trust (which shall be of not less than second priority) against Wright's principal residence, which is real property located at 17299 Deer Park Road, Los Gatos, California 95030. Wright and Company also agree that such loan shall be a "full-recourse" loan, the terms of which will be set forth separately in a Promissory Note to be executed as soon as is practicable.

     Except as expressly modified herein, all of the remaining terms and conditions of the Employment Agreement shall remain in full force and effect. Accordingly, the Employment Agreement and this Amendment together reflect the entire agreement regarding the terms and conditions of Executive's employment with the Company. Accordingly, the Employment Agreement and this Amendment together supersede and completely replaces any prior oral or written communications on this subject.

IN WITNESS WHEREOF, the parties hereto have approved and executed the Agreement on the dates set forth opposite their respective signatures.

EXECUTED by the parties as follows:

Dated:  December 4, 2000                DAVID B. WRIGHT


                                        By: /s/ David B. Wright
                                           ---------------------------
                                           David B. Wright



Dated:  December 4, 2000                LEGATO SYSTEMS, INC.



                                        By: /s/ Louis C. Cole
                                           ---------------------------
                                           Louis C. Cole
                                           Chairman of the Board of Directors

                               PROMISSORY NOTE
                               ---------------

$500,000.00                                                     December 6, 2000
                                                       Mountain View, California


        FOR VALUE RECEIVED, the undersigned Borrower promises to pay to Legato Systems, Inc., a Delaware corporation (the "Company" or "Legato"), at its principal offices at 2350 West El Camino Real, Mountain View, California 94040 the principal sum of five hundred thousand dollars ($500,000.00), together with interest from the date of this Note on the unpaid principal balance upon the terms and conditions specified below.

        1.      Principal and Interest.  The principal balance of this Note
                ----------------------
together with interest accrued and unpaid to date shall be due and payable three (3) years from the date of this Note, except as set forth in Paragraph 4 herein.

        2.      Rate of Interest.  Interest shall accrue under the Note on any
                ----------------
unpaid principal balance at the rate of 6.5%.

        3.      Prepayment.  Prepayment of principal and interest may be made
                -----------
at any time without penalty.

        4.      Forgiveness.  Provided Borrower is employed by the Company two
                -----------
(2) years from the date of this Note and Borrower is not in default of this Note or payment of this Note has not been otherwise accelerated pursuant to
Section 5 of this Note, then fifty percent (50%) of the principal amount and all accrued interest to date shall be forgiven. Provided Borrower is employed by the Company three (3) years from the date of this Note and Borrower is not in default of this Note or payment of this Note has not been otherwise accelerated pursuant to Section 5 of this Note, then the entire unpaid principal amount and all accrued interest thereon shall be forgiven. On each date, Borrower shall promptly remit sufficient funds to the Company to pay all applicable withholding taxes.

        5.      Events of Acceleration.  The entire unpaid principal sum and
                ----------------------
unpaid interest of this Note shall become immediately due and payable upon one or more of the following events:

                A. the date that Borrower shall cease to be employed by Legato; or

                B. the failure of the Borrower to pay when due the principal balance and accrued interest on this Note and the continuation of such default for more than thirty (30) days; or

                C. the filing of a petition by or against Borrower under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian, or liquidator of or for any part of the assets or property of Borrower; the execution by the Borrower of a general assignment for the benefit of creditors; the insolvency of Borrower or Borrower is generally not paying its debts as they become due; or any attachment or like levy on any property of Borrower; or

                D. the occurrence of a material event of default under any deed of trust securing this Note; or

                E. the failure of the Borrower to execute a deed of trust (in form and substance satisfactory to the Company) encumbering Borrower's principal residence in the state of California within five (5) days after a request from the Company; or the failure of the Borrower to have removed any deed of trust securing obligations to Borrower's prior employer and which is encumbering Borrower's principal residence in the state of California within five (5) days after a request from the Company; or

                F. the sale, transfer, mortgage, assignment, encumbrance or lease, whether voluntarily or involuntarily or by operation of law or otherwise of Borrower's principal residence in the state of California, including without limitation the real property described in Section 6 of this Note, or any portion thereof or interest therein without the prior written consent of the Company.

        6.      Security.  Borrower agrees to execute a deed of trust (which
                --------
shall be of not less than second priority) conveying to the Company a security interest and lien in Borrower's and Borrower's spouse's interests in Borrower's principal residence which is real property located at 17299 Deer Park Road, Los Gatos, California 95030. Regardless of any collateral that may secure Borrower's obligations under the Note, Borrower shall remain personally liable for the payment in full of any indebtedness owing under this Note, and the Company shall have recourse to any and all other assets of the Borrower, in addition to any collateral described in any deed of trust executed in connection herewith to satisfy Borrower's obligations hereunder.

        7.      Costs and Expenses; Attorneys' Fees.  If any action is
                -----------------------------------
instituted to collect this Note, the Borrower promises to pay all reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Company in connection with the enforcement of the Company's rights and/or the collection of any amounts that become due to the Company under this Note.

        8.      Waiver.  No previous waiver and no failure or delay by the
                ------
Company or Borrower in acting with respect to the terms of this Note or the Deed of Trust shall constitute a waiver of any breach, default or failure of condition under this Note or the Deed of Trust executed in connection herewith or the obligations secured thereby. A waiver of any term of this Note, the Deed of Trust or of any of the obligations secured thereby must be made in writing and signed by a duly authorized officer of the Company and shall be limited to the express terms of such waiver. Borrower hereby expressly waives presentment and demand for payment at such time as any payments are due under this Note.

    Borrower hereby expressly waives presentment and demand for payment at such time as any payments are due under this Note.

                9.  Conflicting Agreements.  In the event of any inconsistencies
                    ----------------------
between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.

               10.  Governing Law. This Note shall be construed in accordance
                    -------------
with the laws of the State of California.


                                        Signature of Borrower

                                        /s/ David B. Wright
                                        ---------------------------------
                                        David B. Wright
                                        Address:  17299 Deer Park Road
                                                  Los Gatos, CA 95030